First Federal of Northern Michigan Bancorp, Inc. 8-K

Exhibit 99

Press Release
FOR IMMEDIATE RELEASE
Contact: Michael W. Mahler
Telephone: (989) 354-7319

First Federal of Northern Michigan Bancorp, Inc. Announces Quarterly Cash Dividend

ALPENA, Mich., October 21, 2015 /PRNewswire/ -- First Federal of Northern Michigan Bancorp, Inc. (NASDAQ Capital: FFNM) today announced that at its October 20, 2015 meeting the Board of Directors declared a quarterly cash dividend of $0.03 per common share. The dividend will be paid on or about November 27, 2015, to stockholders of record as of the close of business on November 2, 2015.

"We are pleased to announce the declaration of a cash dividend to our shareholders for the ninth consecutive quarter," said Michael W. Mahler, Chief Executive Officer of the Company. "We believe the dividend reflects our progress toward our sustained commitment to enhancing value for our shareholders."

About First Federal of Northern Michigan Bancorp, Inc.

First Federal of Northern Michigan Bancorp, Inc. is the holding company for First Federal of Northern Michigan (the "Bank"). The Bank is a full-service, community-oriented savings bank that provides financial services to individuals, families and businesses from eight full-service facilities located in Alpena, Cheboygan, Emmet, Iosco, Otsego, Montmorency and Oscoda Counties, Michigan. To learn more about the Bank, visit www.first-federal.com or call (800) 498-0013.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company's or the Bank's plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as "expects," "subject," "believe," "will," "intends," "will be" or "would." These statements are subject to change based on various important factors (some of which are beyond the Company's or the Bank's control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management's analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.